EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Big Lots, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Shares, $0.01 par value	Other	1,250,000	$7.99	$9,987,500	0.00011020	$1,100.62

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated Big Lots 2020 Long-Term Incentive Plan (the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)    Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the New York Stock Exchange on May 19, 2023.